EXHIBIT 16.1

June 6, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Interups Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Interups Inc., dated June 8, 2016.   We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s / Sadler, Gibb & Associates, LLC